Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables

S-4

(Form Type)

Future Health ESG Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(f)(2)	60,000,000(3)	$0.06	$3,629,000(4)	0.0000927	$336.41
	Equity	Common Stock, par value $0.0001 per share	457(c), 457(f)(1)	272,727 (5)	$9.94	$2,710,906.38 (6)	0.0000927	$251.3
Fees Previously Paid	—	—	—	—		—			—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$6,339,906.38	.0000927	$587.71
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$587.71

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.
(3)

Based on the maximum number of shares of common stock, par value $0.0001 per share, of Future Health ESG Corp. (“FHLT”) estimated to be issued, or issuable, by FHLT to MacArthur Court Acquisition Corp. in exchange for 100% of the issued and outstanding shares of common stock, no par value, of Excelera DCE in connection with the business combination described herein.

(4)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the book value of the securities of Excelera DCE, computed as of March 31, 2022, the latest practicable date prior to the date of the filing the Registration Statement.

(5)

Based on the maximum number of shares of FHLT common stock to be issued to Cantor Fitzgerald & Co as deferred stock consideration in exchange for reducing the cash portion of deferred underwriting fees by $3,000,000, pursuant to the Underwriting Agreement Amendment (as defined in this Registration Statement).

(6)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount calculated as the product of (i) 272,727 shares of FHLT common stock, which is the estimated maximum number of shares of FHLT common stock that may be issued or issuable pursuant to the Underwriting Agreement Amendment, and (ii) $9.94, the average of the high and low trading prices of the FHLT common stock on July 19, 2022 (within five business days prior to the date of the first public filing of this Registration Statement).